Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

August 26, 2008

To the Board of Directors of
SupportSave Solutions, Inc.
Alamo, CA

Consent of Accountant

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by SupportSave Solutions, Inc. of our report dated August 19, 2008, relating to the consolidated financial statements of SupportSave Solutions, Inc., a Nevada Corporation, for the years ending May 31, 2008 and 2007.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC